Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS INCREASES SIZE OF ITS
BOARD OF DIRECTORS AND ELECTS BRAD A. LICH
AS ITS NEWEST DIRECTOR

STAMFORD, CT, October 1, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that its Board of Directors approved an increase in the number of Directors constituting the Board of Directors of the Company from eight to nine members in accordance with its Amended and Restated Certificate of Incorporation, as amended, and elected Brad A. Lich as a member of the Board of Directors of the Company to fill the resulting vacancy. Mr. Lich will serve as a Class I Director of the Company, with the term of his position running until the annual meeting of stockholders of the Company in 2022.
Mr. Lich, 52, brings more than 29 years of business experience to the Company. Mr. Lich is currently Executive Vice President and Chief Commercial Officer of Eastman Chemical Company (NYSE:EMN), a position he has held since March 2016. Eastman Chemical Company is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. Mr. Lich is responsible for the Advanced Materials and Fibers segments of Eastman Chemical Company, as well as the leadership of its marketing, sales, procurement and regional operations. Prior to his current position, Mr. Lich served as Executive Vice President, Advanced Materials & Additives & Functional Products of Eastman Chemical Company since January 2014. Mr. Lich joined Eastman Chemical Company in 2001

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SILGAN HOLDINGS
October 1, 2019

and has been steadily promoted to positions of increasing responsibility and leadership throughout his tenure. Prior to joining Eastman Chemical Company, Mr. Lich held various leadership and commercial roles with Coatingsmart, Inc., E-Chemicals, Inc., The Valspar Corporation and The Dow Chemical Company.
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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018. Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.
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